EXHIBIT NO. 99.1

[Logo]	News Release

Media Contact: Alan H. McCoy, Vice President, Government & Public Relations (513) 425-2826

Investor Contact: Albert E. Ferrara, Jr., Vice President, Finance and CFO (513) 425-2888

AK Steel Completes Sale of Douglas Dynamics

MIDDLETOWN, OH, March 31, 2004 — AK Steel (NYSE: AKS) said today that it has completed the sale of its wholly-owned subsidiary, Douglas Dynamics, LLC to DDL Acquisition Corporation, formed by a Los Angeles-based investor group, for approximately $260 million after fees and expenses. The company said it expects the transaction to generate a first quarter pre-tax gain of approximately $210 million. Douglas Dynamics is one of the country’s leading manufacturers of snow and ice removal equipment with operations in Milwaukee, Wisconsin, Johnson City, Tennessee and Rockland, Maine.

Sale of Greens Port Proceeding

In October of 2003, AK Steel announced its intention to sell Douglas Dynamics and the Greens Port Industrial Park located in Houston, Texas. AK Steel said it now expects the sale of Greens Port to be completed in April 2004. The company said it expects the Greens Port transaction to generate cash proceeds of approximately $75 million after fees and expenses, resulting in a pre-tax gain of approximately $40 million.

AK Steel said it expects to use a significant portion of the proceeds from the sale of the two units to reduce debt.

Headquartered in Middletown, Ohio, AK Steel produces flat-rolled carbon, stainless and electrical steel products, as well as tubular steel products, for automotive, appliance, construction and manufacturing markets.

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